As filed with the Securities and Exchange Commission on May 14, 2012

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________________________

MULTIMEDIA GAMES HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Texas	74-2611034
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

206 Wild Basin Road South, Building B
Austin, Texas 78746
(512) 334-7500
(Address of principal executive offices)
__________________________________________________

MULTIMEDIA GAMES HOLDING COMPANY, INC. 2012 EQUITY INCENTIVE PLAN
(Full title of the plan)
__________________________________________________

Jerome R. Smith
Senior Vice President, General Counsel and Corporate Secretary
Multimedia Games Holding Company, Inc.
206 Wild Basin Road South, Building B
Austin, TX 78746
(512) 334-7500
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
__________________________________________________

Copies to:

Keith Halverstam, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer	_____	Accelerated filer	X

Non-accelerated filer	_____	Smaller reporting company	_____
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	1,900,000 shares	$13.03	$24,747,000	$2,837.15

(1)
This Registration Statement covers an aggregate of 1,900,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Multimedia Games Holding Company, Inc. (the “Registrant”) for offer or sale under the Multimedia Games Holding Company, Inc. 2012 Equity Incentive Plan (the “Plan”).  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)
Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of Common Stock issuable under the terms of the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)
Estimated pursuant to Rule 457(h) and 457(c) of the Securities Act solely for purposes of calculating the registration fee.  The price for the shares under each plan is based upon the average of the high and low prices of the Common Stock on May 8, 2012, as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the Multimedia Games Holding Company, Inc. 2012 Equity Incentive Plan, as amended (the “Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Multimedia Games Holding Company, Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the Commission:

(1)           the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2011;

(2)           the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011;

(3)           the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(4)           the Registrant’s Current Report on Form 8-K filed with the Commission on October 3, 2011;

(5)           the Registrant’s Current Report on Form 8-K filed with the Commission on November 17, 2011;

(6)           the Registrant’s Current Report on Form 8-K filed with the Commission on November 22, 2011;

(7)           the Registrant’s Current Report on Form 8-K filed with the Commission on January 18, 2012;

(8)           the Registrant’s Current Report on Form 8-K filed with the Commission on January 23, 2012;

(9)           the Registrant’s Current Report on Form 8-K filed with the Commission on February 1, 2012;

(10)         the Registrant’s Current Report on Form 8-K filed with the Commission on February 7, 2012;

(11)         the Registrant’s Current Report on Form 8-K filed with the Commission on March 2, 2012;

(12)         the Registrant’s Current Report on Form 8-K filed with the Commission on May 3, 2012;

(13)         the Registrant’s Current Report on Form 8-K filed with the Commission on May 8, 2012;

(14)         the description of the Common Stock of the Registrant contained in the Registration Statement on Form 8-A filed with the Commission on April 22, 1996 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in any amendment or report filed for the purpose of amending such description.

In addition, all reports or other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such reports and documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Notwithstanding the foregoing provisions, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Articles of Incorporation, as amended (the “Articles”) provides that a director of the Registrant will be exempt from liability to the Registrant or its shareholders to the fullest extent permitted by Texas law. Section 7.001 of the Texas Business Organizations Code (the “TBOC”) permits a corporation to provide in its charter that its directors are not liable to the corporation or its shareholders for monetary damages for an act or omission by such person in such person’s capacity as a director. However, Texas law does not permit a corporation to eliminate or limit the liability of a director to the extent the person is found liable under applicable law for: (i) a breach of the person’s duty of loyalty to a corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the person to the corporation or involves intentional misconduct or a knowing violation of law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties; or (iv) an act of omission for which liability of a director is expressly provided by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a director, a former director or delegate who was, is, or is threatened to be a named defendant or respondent in a proceeding only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii) above; (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent or (v) by a unanimous vote of the shareholders. A corporation’s power to indemnify applies only if such person (a) acted in good faith, (b) reasonably believed (i) in the case of conduct in the person’s official capacity as a director, that the person’s conduct was in the corporation’s best interests; and (ii) in all other cases, that the person’s conduct was not opposed to the best interest of the corporation, and (c) in the case of a criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful.

Section 8.104 of the TBOC provides that a corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director or delegate who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 of the TBOC and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As is consistent with Section 8.105 of the TBOC, a corporation’s indemnification and advancement of expenses to persons who are not directors must be limited to the same extent that a corporation may indemnify and advance expenses to directors.

Article Ten of the Articles provides that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent that any applicable law may prevent such director from being relieved of such personal liability.

The Registrant’s Fifth Amended and Restated Bylaws (the “Bylaws”) provides for the indemnification of its directors and officers to the full extent required by law.  The Bylaws also provide that the Board of Directors may, in its discretion, indemnify any director, officer, agent or employee of the Registrant or any other person to the extent permitted by law.

The Registrant has entered into indemnification agreements with its directors and certain of its officers that contractually provide for indemnification and expense advancement to the maximum extent permitted by law. The agreements include related provisions meant to facilitate the indemnitees’ receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of a reviewing party that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and (iii) the establishment of certain presumptions in favor of an indemnitee.  The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined therein). In addition, the Registrant may purchase directors and officers liability insurance policies for its directors and officers.  The Registrant intends to enter into indemnification agreements with any new directors and certain new officers in the future.

The indemnification provisions of the Registrant’s Articles, Bylaws and the indemnification agreements entered into, or to be entered into, between the Registrant and its directors and certain of its officers may be sufficiently broad to permit indemnification of the Registrant’s directors and certain officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The above discussion of the TBOC and of the Registrant’s Articles, Bylaws and indemnification agreements is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the Articles, the Bylaws and the indemnification agreements.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The Index to Exhibits is hereby incorporated by reference.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;  and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on May 14, 2012.

MULTIMEDIA GAMES HOLDING COMPANY, INC.

By:	/s/ Jerome R. Smith
Jerome R. Smith Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears on the following signature page constitutes and appoints Jerome R. Smith, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Patrick J. Ramsey	Chief Executive Officer (Principal Executive Officer)	May 14, 2012
Patrick J. Ramsey

/s/ Adam D. Chibib	Chief Financial Officer (Principal Financial Officer)	May 14, 2012
Adam D. Chibib

/s/ Stephen J. Greathouse	Chairman of the Board of Directors	May 14, 2012
Stephen J. Greathouse	Director

/s/ Neil E. Jenkins	Director	May 14, 2012
Neil E. Jenkins

/s/ Michael J Maples, Sr.	Director	May 14, 2012
Michael J. Maples, Sr.

/s/ Justin A. Orlando	Director	May 14, 2012
Justin A. Orlando

/s/ Robert D. Repass	Director	May 14, 2012
Robert D. Repass

/s/ Timothy S. Stanley	Director	May 14, 2012
Timothy S. Stanley

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

3.1
Amended and Restated Articles of Incorporation of the Registrant is incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-QSB filed with the Commission effective May 15, 1997 (File No. 000-28318), and as amended on the Registrant’s Form 10-Q filed with the Commission for the quarter ended December 31, 2003 (File No. 001-14551) and as amended on Registrant’s Current Report on Form 8-K filed with the Commission on April 5, 2011 (File No. 000-28318)

3.2
Fifth Amended and Restated Bylaws of the Registrant is incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on March 23, 2011 (File No. 000-28318)

5.1	Legal Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of BDO USA, LLP

24.1	Power of Attorney (included in signature pages to this Registration Statement)

99.1
Multimedia Games Holding Company, Inc. 2012 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 23, 2012)